Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

KINGSWAY WARRANTY HOLDINGS LLC,

AS SELLER,

AND

TRINITY WARRANTY HOLDING LLC,

AS BUYER

Dated as of May 8, 2026

TABLE OF CONTENTS

i

ii

Exhibits

ExhibitA	Balance Sheet Rules
ExhibitB	Working Capital Illustrative Example

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of the 8th day of May 2026, is made and entered into by and between Kingsway Warranty Holdings LLC, a Delaware limited liability company (“Seller”), and Trinity Warranty Holding LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding Equity Interests (the “Company Equity”) of Trinity Warranty Solutions LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, the Company Equity, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS; CROSS-REFERENCES; INTERPRETIVE PROVISIONS

Section 1.01    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Firm” means a nationally recognized independent public accounting firm as agreed by the Buyer and the Seller in writing.

“Acquisition Engagement” has the meaning set forth in Section 9.15(a).

“Action” means any action, suit, arbitration, claim, mediation, complaint, demand, petition, investigation, hearing, or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, at law or in equity.

“Actual Closing Cash” has the meaning set forth in Section 2.03(b).

“Actual Closing Indebtedness” has the meaning set forth in Section 2.03(b).

“Actual Closing Working Capital” has the meaning set forth in Section 2.03(b).

“Actual Closing Transaction Expenses” has the meaning set forth in Section 2.03(b).

“Adjustment Deficit Amount” has the meaning set forth in Section 2.03(d)(i).

“Adjustment Surplus Amount” has the meaning set forth in Section 2.03(d)(ii).

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, or anything else contained herein to the contrary, it is acknowledged and agreed that for purposes of Article VII and Article VIII, neither the Seller nor any of its Affiliates shall be deemed to be an Affiliate of the Company.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Financial Statements” has the meaning set forth in Section 5.07.

“Balance Sheet Date” has the meaning set forth in Section 5.07.

“Balance Sheet Rules” means the accounting principles, practices, clarifications, procedures, policies and methods set forth on Exhibit A.

“Base Purchase Price” means $8,000,000.00.

“Books and Records” has the meaning set forth in Section 7.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Chicago, Illinois are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer’s Indemnitees” has the meaning set forth in Section 8.02.

“Calculation Time” has the meaning set forth in Section 3.01.

“Cash” means all cash (including, for the avoidance of doubt, restricted cash and security and other cash deposits on hand with third parties), cash equivalents (including marketable securities, short form investments, commercial paper, certificates of deposit and other bank deposits, and treasury bills), checks held for deposit or deposited that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, net of uncashed checks.

“Cash Purchase Price” means $5,000,000.00.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any Tax Return of the Company that is or was filed on an affiliated, consolidated, combined or unitary basis with Kingsway Financial Services, Inc. or any of its Affiliates.

“Company” has the meaning set forth in the Recitals.

“Company Equity” has the meaning set forth in the Recitals.

“Company Plans” has the meaning set forth in Section 5.12(a).

“Compensation-Related Transaction Expenses” has the meaning set forth in the definition of “Transaction Expenses.”

“Contract” means any legally binding written agreement, contract, lease, license, instrument, commitment or arrangement.

“Current Assets” means, as of any date, the current assets of the Company, including all accounts receivable, inventory and prepaid assets, but excluding all Cash and all income Tax assets, as determined in accordance with GAAP and, to the extent consistent with GAAP, the Balance Sheet Rules.

“Current Liabilities” means, as of any date, the current liabilities of the Company, including all accounts payable, all deferred revenue and deferred revenue share, and other accrued liabilities, but excluding all Indebtedness, all Transactions Expenses, and all income Tax liabilities, as determined in accordance with GAAP and, to the extent consistent with GAAP, the Balance Sheet Rules.

“Disclosure Schedules” means the Schedules delivered to the parties concurrently with the execution and delivery of this Agreement.

“Encumbrance” means all liens, encumbrances, charges, mortgages, hypothecations, pledges, or other security interests.

“Environmental Claims” means any written claims, notices of noncompliance or violation or Actions by any Governmental Authority or Person alleging any liability arising under any Environmental Law.

“Environmental Laws” means any applicable United States federal, state, provincial, local or municipal statute, Law, rule, regulation, ordinance or code relating to pollution or protection of the environment, including any Law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance.

“Equitable Exceptions” has the meaning set forth in Section 4.01.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” has the meaning set forth in Section 2.03(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.03(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.03(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.03(a).

“Estimated Purchase Price” means an amount equal to the sum of: (a) the Base Purchase Price; plus (b) the Estimated Closing Cash; minus (c) the Estimated Closing Indebtedness; minus (d) the Estimated Closing Transaction Expenses; plus (e) the remainder (which may be a negative number) of (i) the Estimated Closing Working Capital minus (ii) the Working Capital Target.

“Final Closing Cash” has the meaning set forth in Section 2.03(c).

“Final Closing Indebtedness” has the meaning set forth in Section 2.03(c).

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.03(c).

“Final Closing Working Capital” has the meaning set forth in Section 2.03(c).

“Final Purchase Price” means an amount equal to the sum of: (a) the Base Purchase Price; plus (b) the Final Closing Cash; minus (c) the Final Closing Indebtedness; minus (d) the Final Transaction Expenses; plus (e) (i) the Final Closing Working Capital minus (ii) the Working Capital Target.

“Financial Statements” has the meaning set forth in Section 5.07.

“Fraud” means an actual and intentional (and not constructive, negligent or reckless) common law fraud with a specific intent to deceive based on an express representation or warranty contained in this Agreement, provided, that, at the time such representation was made, (a) such representation or warranty was inaccurate, (b) the Person making such representation or warranty had actual knowledge of the inaccuracy of such representation or warranty (as opposed to imputed or constructive knowledge) and (c) the other party(ies) hereto claiming “Fraud” acted in reasonable reliance on such inaccurate representation or warranty and suffered a loss as a result of such inaccuracy.

“Fundamental Representations” means the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 5.01, Section 5.02, Section 5.03, Section 5.04, Section 5.05, Section 5.17, Section 6.01, Section 6.02, Section 6.03, Section 6.04, and Section 6.06.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, as consistently applied by the Company in the preparation of the Financial Statements.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction.

“Hazardous Substance” means any substance that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law.

“Holland & Knight” has the meaning set forth in Section 9.15(a).

“Indebtedness” means, with respect to the Company without duplication, (a) indebtedness for borrowed money, (b) payment obligations due and owing under any interest rate, currency, commodity or other hedging agreement, (c) obligations under any performance bond or letter of credit, but only to the extent drawn, (d) all obligations as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, but excluding any lease obligations that would not have been designated a capital lease but for Accounting Standards Codification 842 promulgated by the Financial Accounting Standards Board, (e) all obligations in respect of “earn-out” obligations or similar obligations (including all seller notes and other similar payments, whether contingent or otherwise, calculated as the maximum amount payable under or pursuant to such obligation) or for the deferred purchase price of assets, property, goods, securities or services, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a), (c), and (d) above, (g) accrued management fees payable to any equityholder of the Seller (or any Affiliate thereof) and (h) for clauses (a) through (g) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) Transaction Expenses, (ii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iii) any amounts included in the determination of the Final Closing Working Capital, or (iv) any Indebtedness incurred by the Buyer and its Affiliates on the Closing Date.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all: (a) trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); (b) trade names; (c) internet domain name registrations; (d) inventions (whether or not patentable), patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (e) copyrights and registrations and registration applications therefore, including copyrights in software and databases, and works of authorship whether or not copyrightable; and (f) trade secrets, know-how and confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 5.07.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company,” “Company’s Knowledge” or any similar phrase means the actual knowledge of John T. Fitzgerald and Kent A. Hansen as of the time of determination, without any duty or obligation of inquiry or investigation.

“Law(s)” means any foreign, federal, state, provincial, municipal or local law (including international conventions, protocols and treaties), common law, Order, statute, regulation, code, ordinance, policy, rule or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.15(b).

“Leases” has the meaning set forth in Section 5.15(b).

“Losses” means losses, damages, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, “Losses” shall not include (a) any punitive, exemplary, or multiplied damages (except to the extent actually awarded to a third party in connection with a Third-Party Claim), (b) any consequential, special, or indirect damages, including lost profits, diminution in value, or damages calculated based on any multiple of earnings, revenue, or similar financial metric, and (c) any damages that are speculative, remote, or contingent in nature.

“Material Adverse Effect” means any change, event, occurrence or development that has a material adverse effect on the business, results of operations, financial condition or assets of the Company; provided, however, “Material Adverse Effect” shall not include the impact on such business, results of operations, financial condition or assets arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Company operates (including legal and regulatory changes), (b) general economic conditions affecting any federal, state or local jurisdiction in which the Company operates or the global economy generally, including changes in commodity prices and/or interest or exchange rates, (c) effects resulting from changes in equity or debt market conditions in any federal, state or local jurisdiction in which the Company operates or the global economy generally, (d) any effects or conditions resulting from an outbreak, disease or pandemic (including COVID-19 or coronavirus), or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, (e) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (f) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (g) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates, including the loss of any customers, suppliers or employees, (h) effects resulting from compliance with the terms and conditions of this Agreement by the Seller or the Company or consented to in writing by the Buyer, (i) the seasonality of the business of the Company or the failure to meet any projections or forecasts, or (j) any act or omission of the Buyer or any of its Affiliates.

“Multiemployer Plan” has the meaning set forth in Section 5.12(a).

“Notice of Disagreement” has the meaning set forth in Section 2.03(c).

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award of, or settlement or agreement with, any Governmental Authority.

“Owned Intellectual Property” has the meaning set forth in Section 5.09(a).

“Permitted Encumbrances” means (a) Encumbrances disclosed in Section 1.01 of the Disclosure Schedules, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances, (d) Encumbrances relating to purchase money security interests entered into in the ordinary course of business, (e) Encumbrances in respect of equipment under operating leases that will remain in effect following the Closing, (f) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) restrictions on transfer or assignment, whether under applicable securities Laws or otherwise, (h) easements, declarations, covenants, conditions and restrictions, rights of way, zoning ordinances and other similar Encumbrances affecting real property and, (i) Encumbrances created by the acts of the Buyer or the Buyer’s Affiliates.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Data” means, as pertinent to an employee, applicant, contractor, consumer, customer, or other individual, data relating to an identified or identifiable natural person, including any payment card information, taxpayer identification or Social Security number, or other identifying behavioral or sensitive information which would be reasonably expected to be kept confidential or subject to restricted use, including any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, or “personal information” protected under applicable Privacy Laws.

“Pre-Closing Tax Period” means any taxable period, or portion thereof, that ends on or prior to the Closing Date.

“Privacy Laws” means all requirements of Law imposed by competent Governmental Authorities concerning or related to (a) the collection, use, processing, storage, disclosure, or security of Personal Data and/or (b) the notification to data subjects or any Governmental Authority in connection with a Security Breach involving Personal Data.

“Privileged Communications” has the meaning set forth in Section 9.15(b).

“Protected Data” means: (a) Personal Data; (b) any confidential or proprietary information primarily of or primarily concerning the business of the Company; and (c) any confidential or proprietary information of a third party that the Company is required to protect under a written agreement executed by or assigning obligations to the Company, on the one hand, and any third party, on the other hand.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Restrictive Covenants Agreement” means that certain Restrictive Covenants Agreement being made and entered into as of the Closing by and between Buyer and Seller.

“Securities Act” has the meaning set forth in Section 6.08.

“Security Breach” means the known or reasonably suspected loss, theft, material unplanned unavailability, corruption, or unauthorized modification, use, or disclosure of Protected Data.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller’s Indemnitees” has the meaning set forth in Section 8.03.

“Seller Note” means that certain Senior Secured Subordinated Promissory Note being made by Buyer in favor of Seller as of the Closing.

“Solvent” has the meaning set forth in Section 6.07.

“Straddle Period” has the meaning set forth in Section 7.03(a).

“Subsidiaries” or “Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company or other organization, is directly or indirectly, beneficially owned or controlled by such Person or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Transaction Documents” means the Seller Note, the Transition Services Agreement, the Restrictive Covenants Agreement, and any and all other agreements, documents, certificates or instruments being delivered pursuant to or in connection with this Agreement.

“Transaction Expenses” means, to the extent not paid by the Seller or the Company prior to the Closing, (a) all fees and expenses of the Seller or the Company incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (b) all investment banking (including, brokers or finders), accounting, consulting, diligence (including virtual data room or market) and legal fees, costs and expenses, in each case, only to the extent such fees are payable by the Seller or the Company in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby and (c) any commission, severance, bonus or other payment of any kind payable by the Company to its current or former employees that is accelerated or payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, excluding, for the avoidance of doubt, any bonus or other payment arrangement of any kind implemented by the Company at the direction of the Buyer as of or following the Closing, and the employer portion of all payroll Taxes payable in connection therewith. The amounts set forth in clause (c) shall be defined as the “Compensation-Related Transaction Expenses”. For the avoidance of doubt, Transaction Expenses shall not include any amounts that are: (i) included in the determination of Final Closing Indebtedness; (ii) included in the determination of Final Closing Working Capital; or (iii) costs in connection with obtaining authorizations, consents and approvals of third parties.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by the Company in connection with or resulting from the Closing (including all Compensation-Related Transaction Expenses), (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of any Indebtedness in connection with the Closing, and (c) all fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including any such legal, accounting, tax advisory and investment banking fees, costs and expenses. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (c) above.

“Transition Services Agreement” means that certain Transition Services Agreement being made and entered into as of the Closing by and between Buyer and Seller.

“Transfer Taxes” has the meaning set forth in Section 7.03(b).

“Treasury Regulations” mean the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local Law.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities. An illustrative example of the calculation of Working Capital is attached hereto as Exhibit B.

“Working Capital Target” means $467,656.

Section 1.02    Interpretive Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement; (g) references herein to any gender shall include each other gender; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) references herein to any Contract (including this Agreement) means such Contract as amended, supplemented, modified or waived from time to time in accordance with the terms thereof; (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; (l) the word “or” is not exclusive; and (m) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II
PURCHASE AND SALE OF THE COMPANY EQUITY

Section 2.01    Purchase and Sale of the Company Equity.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest in and to the Company Equity, free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities Laws.

(b)    The aggregate consideration for the purchase and sale of the Company Equity contemplated by this Section 2.01 will be the sum of (i) an amount paid in cash at Closing equal to the Cash Purchase Price plus (ii) the amount payable pursuant to the Seller Note, which, in the case of Section 2.03(d)(ii), shall be subject to adjustment following Closing pursuant to the terms hereof.

Section 2.02    Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties to this Agreement:

(a)    The Seller shall deliver, or cause to be delivered, to the Buyer:

(i)    the Transition Services Agreement, duly executed by Seller;

(ii)    the Seller Note, duly executed by Seller;

(iii)    the Restrictive Covenants Agreement, duly executed by Seller; and

(iv)    a duly executed IRS Form W-9;

(v)    applicable acknowledgments of payment, releases, termination statements or other similar documentation releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) relating to Indebtedness of the Company for borrowed money; and

(vi)    written authorization from the applicable secured party authorizing Buyer to prepare, file and record one or more UCC‑3 termination statements (and any other filings reasonably necessary) to record the release of such Encumbrance

(b)    The Buyer shall make or deliver, or cause to be made or delivered:

(i)    the Transition Services Agreement, duly executed by Buyer;

(ii)    the Seller Note, duly executed by Buyer;

(iii)    the Restrictive Covenants Agreement, duly executed by Buyer; and

(iv)    the following cash payments:

(A)    to the Seller, an amount equal to the Cash Purchase Price, by wire transfer of immediately available funds to the bank account designated by the Seller to the Buyer prior to the Closing Date;

(B)    on behalf of the Company, the amounts payable to each counterparty or holder of Indebtedness for borrowed money, in order to fully discharge such Indebtedness and terminate all applicable Encumbrances related thereto, which shall be sent by the Buyer to the Persons entitled to such payments by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Buyer prior to the Closing Date;

(C)    the Estimated Closing Transaction Expenses (other than the portion thereof that are Compensation-Related Transaction Expenses), which shall be sent by the Buyer to the Persons entitled thereto by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Buyer prior to the Closing Date; and

(D)    the portion of the Estimated Closing Transaction Expenses that are Compensation-Related Transaction Expenses, which shall be sent by the Buyer to the Company’s payroll provider by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Company to the Buyer prior to the Closing Date, for payment following Closing by such payroll provider to the recipients thereof net of applicable withholding.

Section 2.03    Purchase Price Adjustment.

(a)    At least two (2) Business Days prior to the Closing Date, the Seller delivered to the Buyer a statement setting forth the Company’s good faith estimate of (i) the Cash of the Company, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Estimated Closing Cash”), (ii) the Indebtedness of the Company, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Estimated Closing Indebtedness”), (iii) the Working Capital, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Estimated Closing Working Capital”), (iv) the Transaction Expenses as of the Calculation Time (the “Estimated Closing Transaction Expenses”), and (v) the Estimated Purchase Price, together with information reasonably sufficient to support the calculations set forth therein.

(b)    Within thirty (30) days after the Closing Date, the Buyer shall deliver to the Seller a reasonably detailed statement (the “Closing Statement”) setting forth the Buyer’s good faith calculations of (i) the Cash of the Company, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Actual Closing Cash”), (ii) the Indebtedness of the Company, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Actual Closing Indebtedness”), (iii) the Working Capital, as determined in accordance with the Balance Sheet Rules, as of the Calculation Time (the “Actual Closing Working Capital”), (iv) the Transaction Expenses as of the Calculation Time (the “Actual Closing Transaction Expenses”), and (v) the Final Purchase Price, together with information reasonably sufficient to support the calculations set forth therein.

(c)    The Closing Statement shall become final and binding upon the parties hereto at 5:00 p.m. Central Time on the forty-fifth (45th) day following the date on which the Closing Statement was delivered to the Seller unless the Seller delivers written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such time on such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted to the extent such information is available to the Seller. If a Notice of Disagreement is received by the Buyer in a timely manner pursuant to this Section 2.03(c), then the Closing Statement (as revised in accordance with this sentence) and all amounts set forth therein shall become final and binding upon the Seller and the Buyer on the earlier of (i) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, either the Seller or the Buyer may submit to the Accounting Firm only matters that remain in dispute. The Seller and the Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the Accounting Firm’s receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (x) based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement and (z) final and binding on all of the parties hereto absent manifest error. The Buyer and the Seller shall direct the Accounting Firm to not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.03 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by the Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For all purposes herein, (A) the Cash of the Company, as of the Calculation Time, as finally determined in accordance with this Section 2.03 shall be the “Final Closing Cash”, (B) the Indebtedness of the Company, as of the Calculation Time, as finally determined in accordance with this Section 2.03 shall be the “Final Closing Indebtedness”, (C) the Working Capital, as of the Calculation Time, as finally determined in accordance with this Section 2.03 shall be the “Final Closing Working Capital”, and (D) the Transaction Expenses, as of the Calculation Time, as finally determined in accordance with this Section 2.03 shall be the “Final Closing Transaction Expenses”.

(d)    Within five (5) Business Days after the final determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Closing Transaction Expenses, the Final Closing Working Capital, and the resulting Final Purchase Price, the following payments shall be made, as applicable:

(i)    If the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Adjustment Surplus Amount”), then the Buyer shall pay (or caused to be paid) the Adjustment Surplus Amount to the Seller in cash by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

(ii)    If the Final Purchase Price is less than the Estimated Purchase Price (such deficit, which shall be expressed as a positive number, the “Adjustment Deficit Amount”), then, at the election of Seller, either (1) the principal amount payable under the Seller Note (and the implied interest otherwise payable on such amount (calculated as if such principal amount were due and owing from the day following the Closing Date)) shall be reduced by the Adjustment Deficit Amount or (2) the Adjustment Deficit Amount shall be offset against amounts owed to Seller pursuant to the Transition Services Agreement.

(iii)    If the Final Purchase Price is equal to the Estimated Purchase Price, then neither party shall be entitled to receive a payment pursuant to this Section 2.03(d).

(e)    No actions taken by the Buyer on its own behalf or on behalf of the Company following the Closing Date shall be given effect for purposes of determining the Final Closing Cash, the Final Closing Indebtedness, the Final Closing Transaction Expenses, or the Final Closing Working Capital. During the period of time from and after the Closing Date through the determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Closing Transaction Expenses, and the Final Closing Working Capital and payment of the Adjustment Surplus Amount or the Adjustment Deficit Amount, as applicable, in accordance with this Section 2.03, the Buyer shall afford, and shall cause the Company and the Buyer’s other Affiliates to afford, to the Seller and its Representatives (including any accountants, counsel or financial advisers retained by the Seller in connection with the review of the Actual Closing Cash, the Actual Closing Indebtedness, the Actual Closing Transaction Expenses, and the Actual Closing Working Capital in accordance with this Section 2.03), direct access during normal business hours upon reasonable advance notice to all of the properties, books, Contracts, personnel, Representatives (including any accountants) and records of the Company and such Representatives (including the work papers of any accountants) relevant to the review of the Closing Statement and the Buyer’s determination of the Actual Closing Cash, the Actual Closing Indebtedness, the Actual Closing Transaction Expenses, and the Actual Closing Working Capital in accordance with this Section 2.03.

Section 2.04    Withholding. The Buyer and its Affiliates (including, following Closing, the Company) will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as they are required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of applicable Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent the Buyer or its Affiliates (including, following Closing, the Company) deducts and withholds (or causes to be deducted and withheld) any such amounts payable pursuant to this Agreement, the Buyer or its Affiliates (including, following Closing, the Company), as the case may be, shall timely remit (or cause to be remitted) to the appropriate Taxing Authority all such amounts deducted and withheld. Notwithstanding the foregoing, other than with respect to Compensation-Related Transaction Expenses to current and former employees of the Company, the Buyer shall provide the Seller written notification of its intent to withhold at least five (5) Business Days prior to such withholding being made and shall cooperate with the Seller in mitigating the requirement to withhold.

ARTICLE III
THE CLOSING

Section 3.01    Closing; Closing Date. The closing of the sale and purchase of the Company Equity contemplated hereby (the “Closing”) shall take place via the exchange of the required signatures and documents by email or other electronic transmission document simultaneously with the execution and delivery hereof, or at such other time, place and date and in such manner (including by electronic means) as the parties hereto may mutually agree (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (the “Calculation Time”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the Disclosure Schedules, the Seller represents and warrants to the Buyer, as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), as follows:

Section 4.01    Binding Obligations. The Seller has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller. This Agreement has been, and each Transaction Document to which the Seller will be a party at the Closing will be, duly executed and delivered by the Seller and, assuming that this Agreement and such Transaction Documents constitute the legal, valid and binding obligations of each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”) would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02    No Defaults or Conflicts. Except as set forth in Section 4.02 of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it will be a party at the Closing and the consummation by the Seller of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the organizational documents of the Seller, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Seller is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable Law, rule, regulation or Order of any Governmental Authority having jurisdiction over the Seller; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

Section 4.03    Governmental Authorization. No material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it will be a party at the Closing and the consummation by the Seller of the transactions contemplated hereby and thereby.

Section 4.04    Company Equity. The Seller is the record and beneficial owner of the Company Equity, and the Seller owns such Company Equity free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 4.05    Litigation. There are no Actions pending or, to the actual knowledge of the officers and directors of Seller, threatened against the Seller before any Governmental Authority which seek to prevent the transactions contemplated hereby or that otherwise would have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby. The Seller is not subject to any unsatisfied Order that would reasonably be expected to result in a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as otherwise set forth in the Disclosure Schedules, Seller hereby represents and warrants to the Buyer, as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), as follows:

Section 5.01    Organization and Qualification. The Company is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. The Company is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable).

Section 5.02    Binding Obligations. The Company has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company will be a party at the Closing will be, duly executed and delivered by the Company and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each such Transaction Document will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.03    No Defaults or Conflicts. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it will be a party at the Closing and the consummation by the Company of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the organizational documents of the Company in any material respect, (b) except as set forth in Section 5.03 of the Disclosure Schedules, do not and will not result in a breach in any material respect of any of the terms or provisions of, or constitute a default in any material respect under, any Material Contract or Lease, (c) do not and will not violate in any material respect any existing applicable Law, rule, regulation, or Order of any Governmental Authority having jurisdiction over the Company and (d) do not and will not result in the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any asset owned or used by the Company.

Section 5.04    Governmental Authorization. Except as set forth in Section 5.04 of the Disclosure Schedules, no material authorization or approval or other action by, and no material notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which it will be a party at the Closing, and the consummation by the Company of the transactions contemplated hereby and thereby.

Section 5.05    Capitalization. Section 5.05 of the Disclosure Schedules sets forth the authorized and outstanding Equity Interests of the Company and the name and number of Equity Interests held by each equityholder thereof as of the Closing Date. The Company Equity held by the Seller constitutes all of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent such concepts are applicable to such Equity Interests), and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable securities Laws. The Company does not have any issued and outstanding Equity Interests other than as set forth on Section 5.05 of the Disclosure Schedules, and, other than as set forth in the organizational documents of the Company, there are no options, warrants, convertible securities, preemptive rights, calls, puts, rights of first refusal, exercisable or exchangeable securities or other rights or Contracts of any character, existing or outstanding, which relate to any Equity Interests of the Company or other rights that are linked to the value of any Equity Interests of the Company or provide for the sale or issuance of any Equity Interest by the Company. Except as set forth in Section 5.05 of the Disclosure Schedules, the Company does not own any Equity Interests, or have the right to acquire any Equity Interests, in any other Person.

Section 5.06    Litigation. Except as set forth in Section 5.06 of the Disclosure Schedules, as of the Closing Date there are no Actions pending or, to the Knowledge of the Company, threatened in writing involving the Company.

Section 5.07    Financial Statements. Section 5.07 of the Disclosure Schedules sets forth a copy of each of (a) the unaudited balance sheets of the Company as of December 31 in each of the years of 2023, 2024, and 2025 and the related unaudited statements of income for the years then ended (collectively referred to as the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company as of March 31, 2026 (the “Balance Sheet Date”) and the related unaudited statement of income for the three (3) month period then ended (collectively referred to as the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements have been prepared in all material respects (i) in accordance with the books and records of the Company (which are accurate and complete in all material respects) and, (ii) except as set forth in Section 5.07, in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto). The Financial Statements fairly present, in all material respects, the financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein and except as set forth in Section 5.07 of the Disclosure Schedules, and subject to normal and recurring year-end adjustments, which are not, individually or in the aggregate, material.

Section 5.08    No Undisclosed Liabilities. Except as set forth on Section 5.08 of the Disclosure Schedules, to the Company’s Knowledge, the Company does not have any liabilities of a type that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than those which (a) are reflected or reserved against or otherwise expressly disclosed in the Financial Statements, (b) have been incurred in the ordinary course of business since the Balance Sheet Date, (c) are included in the calculation of Final Closing Indebtedness, Final Closing Transaction Expenses, or Final Closing Working Capital, or (d) are not, individually or in the aggregate, material in amount.

Section 5.09    Intellectual Property; Privacy.

(a)    Section 5.09(a) of the Disclosure Schedules sets forth a list of all patents, patent applications, registered trademarks, registered copyrights, applications for trademark and copyright registrations, unregistered trademarks, domain names, registered design rights, and other forms of registered Intellectual Property and pending applications therefor, in each case, which are material to the operation of the Company’s business as currently conducted and are owned by the Company (the “Owned Intellectual Property”). The Company has good and exclusive title to all of the Owned Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances securing Indebtedness of the Company.

(b)    All Owned Intellectual Property is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances. The Company has the right to use pursuant to a valid and enforceable license, all Intellectual Property (other than Owned Intellectual Property) used or necessary to conduct its business as currently conducted, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)    Neither the validity of, nor the Company’s title to, any Owned Intellectual Property is currently being challenged in any litigation or other Action to which the Company is a party.

(d)    To the Knowledge of the Company, no Person is infringing or violating or, since January 1, 2024, has infringed or violated, any of the proprietary rights of the Company in the Owned Intellectual Property, in any material respect. The use by the Company of any Owned Intellectual Property does not infringe or violate and, since January 1, 2024, has not infringed or violated, the proprietary rights of any third party in any material respect.

(e)    The Company has taken commercially reasonable steps to (i) maintain and protect the Owned Intellectual Property, (ii) maintain the confidentiality of their trade secrets and confidential information, and (iii) ensure that their employees, consultants, and contractors who are involved in the development of Intellectual Property for the Company have assigned all applicable Intellectual Property rights to the Company.

(f)    The Company’s practices with regard to the collection, use, processing, disclosure, and security of Personal Data are and, since January 1, 2024, have been in accordance in all material respects with (i) applicable Privacy Laws, (ii) applicable contractual commitments of such Person, and (iii) any published privacy policies or other relevant written representations of such Person, except, in each case, as would not be material to the Company. Except as set forth in Section 5.09(f) of the Disclosure Schedules, since January 1, 2024, (A) to the Knowledge of the Company, the Company has not experienced a Security Breach involving Protected Data, and (B) the Company has not received any notification of a Security Breach from a third-party service provider having access to Personal Data. Since January 1, 2024, the Company has not been required to give notice to any customer, supplier, Governmental Authority, employee, data subject, or other Person of any actual or alleged Security Breach or data security failures or noncompliance pursuant to any applicable Privacy Laws or contractual commitments.

(g)    The Company has all necessary rights to use all computer systems and other information technology systems, including the software, hardware, networks, platforms, third-party cloud, managed hosting, datacenter, archival, backup, disaster recovery, business intelligence, software code repositories, and related systems, owned, leased, licensed or otherwise used or relied on by the Company in the conduct of its business (collectively, the “Computer Systems”) and have complied in all material respects with the terms and conditions of the agreements corresponding to such Computer Systems.

Section 5.10    Compliance with Laws. Except as set forth in Section 5.10 of the Disclosure Schedules, and except as would not reasonably expected to have a Material Adverse Effect on the Company, the Company is and, since January 1, 2024 has been, in compliance in all material respects with all Laws applicable to the operation of its business. Except as set forth in Section 5.10 of the Disclosure Schedules or as would not have a Material Adverse Effect, since January 1, 2024, no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company in writing or, to the Knowledge of the Company, filed, commenced or threatened against the Company alleging a violation of any applicable Law. As of the Closing Date, the Company is not subject to any unsatisfied Order.

Section 5.11    Taxes. Except as set forth in Section 5.11 of the Disclosure Schedules:

(a)    The Company has (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the Closing Date and all such Tax Returns were correct and complete in all respects and (ii) paid all Taxes required to be paid by applicable Law (whether or not shown to be due and payable on such Tax Returns).

(b)    The Company has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes and has, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected, withheld and paid over under all applicable Laws.

(c)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any assets of the Company.

(d)    All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(e)    There are no pending Tax audits, examinations, notices of proposed adjustments, other administrative proceedings, or any currently pending court Actions, in each case, concerning any Tax liability of the Company for which written notice has been received, with regard to any Taxes for which the Company would be liable.

(f)    The Company has not filed for an extension of time within which to file any Tax Return which extension is currently in effect. The Company has not executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.

(g)    The Company has not participated in, and is not currently participating in, any transaction which was or is a “tax shelter”, “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Tax Code or the Treasury Regulations promulgated thereunder, including but not limited to, transactions identified by the Internal Revenue Service by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(h)    The Company: (i) is not and has not been a member of an affiliated, consolidated, unitary or other group for Tax purposes (other than a group, the common parent of which is the Company or an Affiliate of Kingsway Financial Services, Inc.); (ii) is not a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than, in each case, any such agreement or arrangement with the Company or any commercial agreements entered into in the ordinary course of business a principal purpose of which is not related to Taxes); and (iii) does not have any liability for Taxes of any Person (other than the Company) under U.S. Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law) or as transferee or successor, by assumption or contract.

(i)    None of the Buyer or the Company or any of their respective Affiliates will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting by the Company prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into by the Company prior to the Closing; (iii) installment sale or open transaction disposition made by the Company prior to the Closing; (iv) prepaid amount received or deferred revenue accrued outside of the ordinary course of business in a Pre-Closing Tax Period; (v) election under Section 108(i) of the Code (or any successor provision or corresponding or similar provision of state, local or non-U.S. Law) made by the Company prior to the Closing; or (vi) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code, in each case with respect to the Company. The Company will not be required to make any payment after the Closing Date as a result of an election made under Section 965(h) of the Code.

(j)    During the period beginning on January 1, 2024 and ending on the Closing Date, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Sections 355 or 361 of the Code.

(k)    No claim has been made by a Taxing Authority in a jurisdiction the Company does not file Tax Returns such that any of the Company may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l)    The Company has not been, nor will it be at the Closing, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(m)    No material Tax holidays, abatements, exemptions, incentives or similar grants have been made or awarded to the Company by any Governmental Authority.

Section 5.12    Employee Benefit Plans.

(a)    Section 5.12(a) of the Disclosure Schedules contains a true and complete list, as of the Closing Date, of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee of the Company or under which the Company has any present or future material liability (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has made available to the Buyer complete and current copies of the following documents (as applicable): (i) the plan documents and all amendments there to (including any insurance policies, trust agreements or other funding vehicles); (ii) the most recent summary plan description (and any summaries of material modifications thereto); (iii) the most recent IRS determination or opinion letter; (iv) the most recent IRS Form 5500 annual report; and (v) any non-routine written correspondence since January 1, 2024 with any Governmental Authority regarding any Company Plan.

(b)    The Company does not contribute to or have any liability under any Multiemployer Plan. No Company Plan is, and the Company does not have any current or contingent liability or obligation under or with respect to: (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). The Company does not have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)    (i) Each Company Plan has been established and administered in accordance with its terms in all material respects, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS (or may rely upon an advisory letter or opinion letter issued by the IRS) as to its qualification, and, to the Knowledge of the Company, no event has occurred that would or would reasonably be expected to cause the loss of such qualification, (iii) with respect to each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), the Company does not have any liability or obligation to provide medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law) and (iv) except as would not reasonably be expected to result in a material liability to the Company, (x) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and (y) there have been no breaches of fiduciary duty with respect to any Company Plan by the Company or any current or former employee, officer, or director of the Company, or, to the Knowledge of the Company, any third-party service provider with respect to any Company Plan. With respect to each Company Plan, all contributions, premiums and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued, in each case, in all material respects.

(d)    The Company does not contribute to or have any liability with respect to any benefit plan that is subject to Title IV of ERISA.

(e)    Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code. There is no Contract or Company Plan that provides a gross-up or otherwise reimburses any current or former employee, officer, director, service provider or other Person for excise taxes paid pursuant to Sections 409A or 4999 of the Code.

Section 5.13    Employee and Labor Matters.

(a)    The Company has made available a list of all employees of the Company as of the Closing Date, including their base salary or hourly wage, exempt or non-exempt status, location, position and date of hire; provided that such information is only provided with respect to an individual to the extent such information may be provided without violating any applicable Laws, whether relating to the transfer or disclosure of personally identifiable information, data privacy or otherwise.

(b)    No employees of the Company are subject to any collective bargaining agreement with any labor union or works council. There is no pending or, to the Knowledge of the Company, threatened labor strike, walk-out, slowdown, work stoppage or lockout with respect to the Company. The Company is not subject to any unfair labor practice charge against the Company before the National Labor Relations Board, charge before the Equal Employment Opportunity Commission or complaint before any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices. Since January 1, 2024, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, since January 1, 2024, there have been no labor organizing activities with respect to any employees of the Company.

(c)    The Company is, and since January 1, 2024 has been, in compliance in all material respects with all Laws regarding employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, COVID-19, plant closures, furloughs, and layoffs (including the WARN Act or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(d)    The Company does not have any material outstanding liability or obligation under the WARN Act or any similar applicable Law. Within the twelve (12) consecutive months ending on the Closing Date, the Company and its Affiliates have not implemented any plant closing or mass layoff (as defined under the WARN Act) of employees relating to the Company’s business in violation of any applicable Laws.

(e)    The Company properly classifies and, since January 1, 2024, has properly classified its employees, and has paid all Taxes required to be paid related to such employees. All employees of the Company that are classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Company has not received any written notice from any Governmental Authority disputing the exempt classification of any such employees. The Company maintains current employee files containing evidence of hours worked for non-exempt employees, together with accurate pay records for all employees.

(f)    The Company does not have any material liability or obligation for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees or other compensation to its current or former directors, officers, employees and independent contractors under applicable Law, Contract or written company policy, and/or (ii) any fines, Taxes, interest or other penalties for any failure to pay or delinquency in paying such compensation.

Section 5.14    Environmental Compliance. Except as set forth in Section 5.14 of the Disclosure Schedules, (a) the Company is and, since January 1, 2024, has been in material compliance in all material respects with all applicable Environmental Laws, (b) there are no pending or, to the Knowledge of the Company, threatened, Environmental Claims against the Company and (c) since January 1, 2024, there has been no use, treatment, handling, transportation, storage, release, disposal or presence of, or exposure of any Person to, any Hazardous Substance so as to give rise to any material liability (contingent or otherwise) of the Company under any Environmental Law. The Company has provided the Buyer with access to true and correct copies of all material reports, investigations, audits, and inspections in the possession, custody or control of the Company pertaining or relating to Hazardous Substances in connection with any real property now or previously owned, leased or occupied by the Company.

Section 5.15    Real Property.

(a)    Except as set forth in Section 5.15(a) of the Disclosure Schedules, the Company does not own any real property.

(b)    Section 5.15(b) of the Disclosure Schedules sets forth a list of all real property leased or subleased (the “Leased Real Property”) by the Company (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”). With respect to the Leases, neither the Company or, to the Knowledge of the Company, any other party to any such Lease, is in material breach of or material default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the lapse of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease. Each Lease to which the Company is a party (i) is a legal and binding obligation of the Company and, to the Knowledge of the Company, the other relevant parties thereto; (ii) is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions; and (iii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to such Lease.

(c)    Except as set forth in Section 5.15(a) of the Disclosure Schedules, the Leased Real Property constitutes all real properties currently owned, leased or occupied by the Company in connection with its business.

(d)    With respect to the Leased Real Property, except as set forth in Section 5.15(d) of the Disclosure Schedules:

(i)    The Company is in exclusive possession thereof and of, to the Knowledge of the Company, all material licenses or rights required by applicable Law for use and occupancy as are necessary to conduct its business thereon; and

(ii)    The Company is not a lessor under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which such Person has granted to any other Person the right to use or occupy all or any portion of the Leased Real Property.

Section 5.16    Absence of Certain Changes or Events. Except as set forth in Section 5.16 of the Disclosure Schedules, during the period from the Balance Sheet Date through the Closing Date, (a) the Company has conducted its business in the ordinary course of business (other than with respect to the sale process in connection with the transactions contemplated by this Agreement), and (b) there has been no Material Adverse Effect.

Section 5.17    Brokers. Except as set forth in Section 5.17 of the Disclosure Schedules, no broker, finder or similar intermediary has acted for or on behalf of the Seller or the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or the Company or any action taken by them.

Section 5.18    Exclusivity of Representations. Except for the representations and warranties contained in Articles IV and V of this Agreement (as modified by the Disclosure Schedules), none of the Seller, the Company, any of their respective Affiliates or Representatives or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller, the Company or any of its Affiliates, including with respect to the Company Equity or their respective assets and liabilities, and the Seller and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company, or any other Person. The Seller and the Company hereby disclaim all liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of the Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, none of the Seller or the Company makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer or any of its Affiliates regarding the success, profitability or value of the Company or its business.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller, as of the Closing Date (unless a specific date is referenced herein, in which case such representation shall be true and correct as of such date), as follows:

Section 6.01    Organization. The Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

Section 6.02    Binding Obligations. The Buyer has all requisite limited liability company authority and power to execute, deliver and perform this Agreement and each Transaction Document to which will be a party at the Closing and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been, and each Transaction Document to which the Buyer will be a party at the Closing will be, duly executed and delivered by the Buyer and, assuming that this Agreement and each such Transaction Document constitutes the legal, valid and binding obligations of the Seller and the Company, this Agreement constitutes, and each such Transaction Document will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that the enforceability hereof and thereof may be limited by the Equitable Exceptions.

Section 6.03    No Defaults or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it will be a party at the Closing and the consummation by the Buyer of the transactions contemplated hereby and thereby (a) do not and will not result in any violation of the organizational documents of the Buyer, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable Law or Order having jurisdiction over the Buyer.

Section 6.04    Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Document to which it will be a party at the Closing, and the consummation by the Buyer of the transactions contemplated hereby and thereby.

Section 6.05    Litigation. There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer before any Governmental Authority which seek to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Buyer’s ability to effect the transactions contemplated hereby.

Section 6.06    Brokers. Except as set forth in Section 6.07 of the Disclosure Schedules, no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

Section 6.07    Solvency. Immediately after giving effect to the transactions contemplated hereby, each of the Buyer, its Subsidiaries (including the Company) and other Affiliates shall be Solvent. For purposes of this Section 6.07, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its indebtedness as it matures, and (e) solvent as determined by the applicable Laws of the jurisdiction of incorporation or organization of such Person. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its Subsidiaries (including the Company) or other Affiliates. In connection with the transactions contemplated hereby, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 6.08    Investment Purpose; Restricted Securities. The Buyer is acquiring the Company Equity solely for the Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Equity or dividing its participation herein with others. The Buyer understands and acknowledges that: (a) none of the Company Equity has been registered or qualified under the Securities Act of 1933, as amended or restated from time to time (the “Securities Act”), or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Equity constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Equity is traded or tradable on any securities exchange or over‑the‑counter; and (d) none of the Company Equity may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Equity and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. The Buyer will not transfer or otherwise dispose any of the Company Equity acquired hereunder or any interest therein in any manner that may cause the Seller or any of its Affiliates to be in violation of the Securities Act or any applicable state securities Laws. The Buyer is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 6.09    Financial Ability. The Buyer has sufficient immediately available funds to consummate the transactions contemplated hereby and to pay all amounts payable by the Buyer at or in connection with the Closing, including the payment in full of the Final Purchase Price and all fees and expenses of the Buyer incurred in connection herewith. The Buyer acknowledges and agrees that the Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to the Buyer.

Section 6.10    No Knowledge of Misrepresentation or Omission. None of the Buyer or any of its Affiliates or their respective Representatives has any knowledge that any of the representations and warranties of the Seller or the Company made in this Agreement are inaccurate or untrue (including any knowledge of material errors in or material omissions from the Disclosure Schedules) or that the Seller or the Company is in breach of any agreement or covenant in this Agreement.

Section 6.11    Acknowledgements by the Buyer. The Buyer acknowledges that: (a) it has completed to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Seller and the Company in Articles IV and V hereof, it is not relying upon any representation or warranty of the Seller, the Company, any of their respective Affiliates or Representatives or any other Person, nor upon the accuracy of any record, projection or statement made available or given to the Buyer in the performance of such investigation, (b) it has had access to its full satisfaction to the Company and its books and records, contracts, agreements and documents (including Tax Returns and related documents) and Representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the Transaction Documents relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY SET FORTH IN ARTICLE IV AND OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OF THE COMPANY TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY’S ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE SELLER, THE COMPANY, AND THEIR RESPECTIVE AFFILIATES AND SHALL NOT (EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED TO IN ARTICLE IV OR ARTICLE V OF THIS AGREEMENT) FORM THE BASIS OF ANY CLAIM AGAINST THE SELLER, THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, WITH RESPECT THERETO OR WITH RESPECT TO ANY RELATED MATTER. NONE OF THE SELLER, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES OR PROVIDES, AND THE BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY’S ASSETS OR ANY PART THEREOF, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. With respect to any projection or forecast delivered by or on behalf of the Seller, the Company, or any of their respective Affiliates to the Buyer, the Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) the accuracy, completeness and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts, (y) it is familiar with each of the foregoing and (z) none of the Seller, the Company, any of their respective Affiliates or Representatives or any other Person is making any representation or warranty with respect to such projections or forecasts, including the reasonableness of the assumptions underlying such projections or forecasts.

ARTICLE VII
COVENANTS

Section 7.01    Public Announcements. No party to this Agreement will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer (on the one hand) and the Seller (on the other hand); provided, however, nothing herein will prohibit (a) any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (b) the Seller or Buyer from disclosing any information that is reasonably required to be disclosed in confidence to such party’s and its Affiliates’ respective directors, managers, officers, members, employees, professional advisers, current and potential investors and other Representatives, provided, further, however, that such party shall be responsible for any breach of the terms hereof by any such Persons and, in the case of the foregoing clause (a), the disclosing party shall provide to other party, and the other party shall be given an opportunity to reasonably review and comment on, any such press release or public announcement prior to its issuance or publication.

Section 7.02    Retention of Books and Records. For seven (7) years following the Closing Date, unless acting with the prior written consent of the Seller, the Buyer shall not, and shall cause the Company and the Buyer’s other Affiliates not to, destroy or otherwise dispose of the books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, and other data and similar materials relating to the operation of the Company prior to the Closing (all such materials, the “Books and Records”) without first offering to surrender the Books and Records which are intended to be destroyed or disposed of to the Seller. After the Closing, the Buyer (a) shall allow the Seller and the counsel, accountants, and other Representatives of the Seller access to such Books and Records (with the related right of examination and duplication) upon reasonable request by the Seller and during normal business hours and (b) shall make available the employees and other Representatives of the Company to the extent such availability is reasonably required by the Seller in connection with the investigation, preparation, conduct, or settlement of or for any Action by or against the Seller (or any of its Affiliates).

Section 7.03    Tax Matters.

(a)    In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes of the Company for the Straddle Period which relate to the Pre-Closing Tax Period based upon or measured by income, disbursements, payroll or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and (ii) the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The Seller shall pay and be liable for Taxes relating to the Pre-Closing Tax Period, including the Taxes allocated from the Straddle Period to the Pre-Closing Tax Period.

(b)    The Buyer shall be responsible for, and shall pay, any and all sales, use, transfer, real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company or the Seller or the Buyer as a result of the transactions contemplated by this Agreement and any penalties or interest (or addition to Tax) with respect to such Taxes (collectively, “Transfer Taxes”), and the Buyer shall prepare and file any and all certificates, forms, statements and documents necessary in connection with the payment of Transfer Taxes as required by applicable Law.

(c)    The Seller shall prepare, or cause to be prepared, all Combined Tax Returns for a taxable period ending on or before the Closing Date that are due after the Closing Date. The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of the Company that are required to be filed by the Company after the Closing Date. Subject to Section 7.03(i), all such Tax Returns shall be prepared in accordance with the Company’s past practice, except as otherwise required by applicable Law.

(d)    The Buyer, the Seller, and their respective Affiliates (including, with respect to the Seller, the Company) will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, refund claim, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, in each case, related to a Pre-Closing Tax Period, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, refund claim, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. Notwithstanding the foregoing, nothing in this Agreement shall require the Seller or any of its Affiliates to provide the Buyer or any of its Affiliates with a copy of or otherwise disclose any Combined Tax Return.

(e)    After the Closing, without the prior written consent of the Seller, the Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (i) make, revoke or amend any Tax election with respect to the Company that is retroactively effective for any Pre-Closing Tax Period, (ii) file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (iii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, or (iv) extend or waive, or cause to be extended or waived, any statute of limitations period with respect to any Tax or Tax Return of the Company for any Pre-Closing Tax Period.

(f)    The Seller shall control any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, or other proceeding with respect to a Combined Tax Return (a “Tax Claim”) and may make all decisions taken in connection with any Tax Claim, and the Buyer shall have no right to participate in any such Tax Claim.

(g)    Except to the extent reflected as an asset in the final calculation of Final Closing Working Capital, the Seller shall be entitled to any Tax refunds of the Company that are received by the Buyer or the Company after the Closing Date and that relate to a taxable period ending at the close of business on the Closing Date or, in the case of a Straddle Period, the portion of such Straddle Period ending at the close of business on the Closing Date. The Buyer shall pay over to the Seller any such refund within fifteen (15) days after actual receipt of such refund, net of any Taxes owing with respect thereto and reasonable and documented out-of-pocket expenses incurred in connection therewith. All such Tax refunds will be claimed in cash rather than as a credit against future Tax liabilities. To the extent that there are net operating losses for a Pre-Closing Tax Period reflected on any Tax Return of the Company, then no later than thirty (30) days after the date of the filing of the applicable Tax Return, the Buyer shall cause the Company to carryback such net operating losses to prior Tax years to the extent permitted by applicable Law, and use commercially reasonable efforts to file a claim for, and otherwise pursue, any available pre-Closing Tax refunds attributable to the carryback of such net operating losses.

(h)    The Buyer shall not take any action or cause any action to be taken with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

(i)    Notwithstanding anything herein to the contrary, except as otherwise required by applicable Law, all Transaction Tax Deductions for the Company shall be included in the Pre-Closing Tax Period.

(j)    If notified by Buyer in writing within 60 days after the Closing Date that the Buyer requests a Section 336(e) election to be made, the Seller agrees to take the necessary steps to effectuate a Section 336(e) election regarding the transfer of the Company Equity, including entering into a written, binding agreement with the Company before the due date of the Combined Tax Return and attaching the election statement described in Treasury Regulations 1.336-3(h)(5)(i) to the Combined Tax Return for the tax year which includes the transfer of the Company Equity. Buyer and the Seller agree that if an election is made under Section 336(e) of the Code, the transfer of the Company Equity pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a sale of all of the assets of the Company by the Seller to the Buyer and that the following provisions of this Section 7.03(j) shall apply. The Buyer and the Seller agree to allocate the purchase price (together with any other amounts treated as purchase price for U.S. federal income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and consistent with the methodology set forth on Schedule 7.03(j) (such allocation the “Purchase Price Allocation”). As soon as practical after the final calculation of the Final Purchase Price, the Seller shall prepare the Purchase Price Allocation. The Purchase Price Allocation shall be binding on the Buyer and the Seller for all Tax reporting (including, reporting on an IRS Form 8594) and accounting purposes and nether the Buyer nor the Seller shall take any position (whether in Tax Returns, Tax audits, or other administrative or court proceedings with respect to Taxes) which is inconsistent with such allocation unless required to do so by a final determination within the meaning of Section 1313 of the Code; provided, that if either the Buyer or the Seller is required to take an inconsistent position as a result of such determination, then the Buyer or the Seller, as applicable, shall notify the other party in writing prior to taking such position.

Section 7.04    WARN Act Notice. The Buyer shall be solely responsible for providing any notice required under the federal WARN Act or any similar state statute in respect of the termination after the Closing of the employment of any employee of the Company and shall indemnify and hold the Seller harmless from any liability arising from any failure of the Buyer to comply fully with the foregoing covenant.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, the rights to assert claims for indemnification with respect to breaches of the Fundamental Representations shall survive the Closing for the applicable statute of limitations plus sixty (60) days. Each of the covenants or other agreements contained in this Agreement shall survive the Closing Date for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, from and after Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, and Representatives (collectively, the “Buyer’s Indemnitees”) against, and shall hold the Buyer’s Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller or Company contained in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Company pursuant to this Agreement.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, from and after Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, and Representatives (collectively, the “Seller’s Indemnitees”) against, and shall hold the Seller’s Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnitee based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)    the operation of the Business or the ownership or use of its assets following the Closing.

Section 8.04    Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Seller shall not be liable to the Buyer’s Indemnitees for indemnification under Section 8.02(a) (other than with respect to inaccuracies in or breaches of Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than with respect to inaccuracies in or breaches of Fundamental Representations) exceeds Fifty Thousand Dollars ($50,000) (the “Deductible”), in which event the Seller shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)    The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) (other than with respect to inaccuracies in or breaches of Fundamental Representations), shall not exceed Five Hundred Thousand Dollars ($500,000). Notwithstanding anything contained herein to the contrary, the Seller’s maximum aggregate liability for indemnification pursuant to this Article VIII shall in no event exceed the Base Price.

(c)    Notwithstanding anything to the contrary in this Agreement, the limitations set forth in this Section 8.04, including the Deductible and the maximum aggregate liability cap, shall not apply to any Losses arising out of or resulting from Fraud.

(d)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(f)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)    Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if, prior to Closing, Buyer or Peter Dikeos had knowledge of such inaccuracy or breach, or if such inaccuracy or breach was based on facts that reasonably should have been known to Buyer or Peter Dikeos in the day-to-day management and operation of the Company.

Section 8.05    Indemnification Procedures.

(a)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof that are in the possession or control of the party seeking indemnity hereunder and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof that are in the possession or control of the party seeking indemnity hereunder and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07    Exclusive Remedies. Subject to Section 9.13, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, except with respect to Section 9.13, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13 or to seek any remedy on account of any Fraud by any party hereto

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.

Section 9.02    Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Seller. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 9.03    Entire Agreement. This Agreement, including the Disclosure Schedules and the Exhibits attached hereto which are deemed for all purposes to be part of this Agreement and the other Transaction Documents contemplated hereby, constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter in any way.

Section 9.04    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 9.05    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by email of a .pdf or other electronic transmission document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Seller, then to:

Kingsway Warranty Holdings LLC
10 South Riverside Plaza, Suite 1520
Chicago, Illinois 60606
Attn: Kent A. Hansen
E-mail: khansen@kingsway-financial.com

and with a copy (which copy shall not constitute notice) to:

Holland & Knight LLP
150 North Riverside Plaza, Suite 2700
Chicago, Illinois 60606
Attention: Paul Hogan
Email: paul.hogan@hklaw.com

If to the Buyer or, after the Closing, the Company, then to:

Trinity Warranty Holding LLC
1919 South Highland Ave D250
Lombard, IL 60148
Attention: Peter Dikeos
Email: dikeosp@trinitywarranty.com

with a copy (which copy shall not constitute notice) to:

Miller Canfield PLC
227 W Monroe St #3600
Chicago, IL 60606
Attention: Steven Rotunno
Email: rotunno@millercanfield.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.05.

Section 9.06    Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference. Disclosures made in the Financial Statements shall be deemed to be disclosed for purposes of the Disclosure Schedules to the extent its relevance or appropriateness is reasonably apparent. Disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Seller’s or the Company’s representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (g) constitute, or be deemed to constitute, an admission or indication by the Seller or the Company that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.

Section 9.07    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. None of the Buyer, the Seller or the Company may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 9.07 shall be void.

Section 9.08    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement.

Section 9.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10    Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

Section 9.11    Binding Arbitration. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby that cannot be amicably resolved, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act, U.S.C. §1 et seq., held in Chicago, Illinois, or any other location mutually agreeable to the parties, in accordance with the commercial arbitration rules of the American Arbitration Association, as modified, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Action and irrevocably submits to the exclusive jurisdiction of any such court in any such Action. The decree or judgment of any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Section 9.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.13    Specific Performance; No Rescission. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller or the Company, on the one hand, or the Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller and the Company, on the one hand, and the Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The parties hereto further agree that by seeking the remedies provided for in this Section 9.13, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 9.13 are not available or otherwise are not granted. Notwithstanding anything contained herein to the contrary, in no event shall the Buyer be permitted to bring or pursue any action to rescind the transactions contemplated hereby following the Closing (any such right hereby being expressly waived by the Buyer).

Section 9.14    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.15    Legal Representation.

(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that Holland & Knight LLP (“Holland & Knight”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Holland & Knight has not acted as counsel for any other Person, including the Buyer.

(b)    Only the Seller, the Company, and their respective Affiliates shall be considered clients of Holland & Knight in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that all confidential communications between the Seller, the Company, and their respective Affiliates, on the one hand, and Holland & Knight, on the other hand, that relate to the negotiation, documentation and consummation of the Acquisition Engagement or any dispute arising under thereunder (the “Privileged Communications”) shall be deemed attorney-client privileged, and shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or any of its Affiliates upon or after the Closing. Accordingly, the Buyer and its Affiliates shall not have access to any such Privileged Communications, or to the files of Holland & Knight relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that Privileged Communications in respect of the Acquisition Engagement constitute property of the client, except as otherwise provided herein, only the Seller and its Affiliates shall hold such property rights and (ii) Holland & Knight shall have no duty whatsoever to reveal or disclose any such Privileged Communications to the Buyer or any of its Affiliates by reason of any attorney-client relationship between Holland & Knight and the Company or otherwise; provided, however, notwithstanding the foregoing, Holland & Knight shall not disclose any Privileged Communications to any third parties (other than Representatives, accountants and advisors of the Seller and its Affiliates, provided that such Representatives, accountants and advisors are instructed to maintain the confidence of such Privileged Communications). The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), irrevocably waives any right it may have to discover or obtain any such Privileged Communications. If, and to the extent that, at any time after the Closing, the Buyer or any of its Affiliates (including, after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any such Privileged Communications between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), shall be entitled to waive such privilege only with the prior written consent of the Seller.

(c)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that Holland & Knight is acting as counsel for the Seller, the Company, and their respective Affiliates and that the Seller reasonably anticipates that Holland & Knight will continue to represent it and its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), expressly (i) consents to Holland & Knight’s representation of the Seller and/or its Affiliates in any matter, including any matter arising after the Closing, in which the interests of the Buyer and the Company, on the one hand, and the Seller or its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any dispute or disagreement relating hereto, and whether or not such matter is one in which Holland & Knight may have previously advised the Seller, the Company, or their respective Affiliates and (ii) consents to the disclosure by Holland & Knight to the Seller or its Affiliates of any information learned by Holland & Knight in the course of its representation of the Seller, the Company, or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Holland & Knight’s duty of confidentiality.

(d)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company), further covenants and agrees that each shall not assert any claim against Holland & Knight in respect of legal services provided to the Company or its Affiliates by Holland & Knight in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Holland & Knight, unless and to the extent Holland & Knight is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any of its Affiliates, as applicable, consent in writing to such engagement. Any such representation of the Company by Holland & Knight after the Closing shall not affect the foregoing provisions hereof. Each member of the Company (on behalf of itself) and the Buyer (on behalf of itself and its other Affiliates) consent to the arrangements in this Section 9.15 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Holland & Knight permitted hereunder.

Section 9.16    Release.

(a)    Effective as of the Closing, the Buyer, for itself and on behalf of its Affiliates, and each of their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (including, after the Closing, the Company) (each, a “Buyer Releasing Party” and, collectively, the “Buyer Releasing Parties”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller or any of its Affiliates or any of its or their respective officers, directors, members, managers, agents, direct and indirect equity holders, advisors and employees (collectively, the “Seller Released Parties”) relating to the Seller’s ownership or the operation of the Company or its business, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including, subject to the proviso of this Section 9.16(a), any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Buyer Releasing Parties; provided, however, for the avoidance of doubt, nothing contained in this Section 9.16(a), including the foregoing, release extends to any claim (i) to enforce the terms of or any breach of this Agreement or the Transaction Documents (or any of them) (including, without limitation, by advancing claims for indemnification under Article VIII hereof or demands for specific performance under Section 9.13) or (ii) against any Seller Released Parties due to or arising out of any such Seller Released Party’s Fraud.

(b)    Effective as of the Closing, Seller, for itself and its officers, directors, employees, agents, Representatives, successors and permitted assigns (each a “Seller Releasing Party” and, collectively, the “Seller Releasing Parties”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Buyer in its capacity as such or any of its Affiliates (including, after the Closing, the Company) or any of its or their respective officers, directors, members, managers, agents, direct and indirect equity holders, advisors and employees (collectively the “Buyer Released Parties”) relating to the Seller’s ownership of Equity Interests of the Company, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including, subject to the proviso of this Section 9.16(b)) any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Seller Releasing Parties; provided, however, for the avoidance of doubt, nothing contained in this Section 9.16(b), including the foregoing release, extends to any claim (i) to enforce the terms of or any breach of this Agreement or the Transaction Documents (or any of them) (including, without limitation, by advancing claims for indemnification under Article VIII hereof or demands for specific performance under Section 9.13) or (ii) against any Buyer Released Parties due to or arising out of any such Buyer Released Party’s Fraud.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“SELLER”

KINGSWAY WARRANTY HOLDINGS LLC

By:
Printed:
Title:

“BUYER”

TRINITY WARRANTY HOLDING LLC

By:
Printed: Peter Dikeos
Title: Sole Member

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

Balance Sheet Rules

GAAP

EXHIBIT B

Working Capital Illustrative Example

See attached.